UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 27, 2007

Shutterfly, Inc.
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33031	99-3330068
(Commission File Number)	(IRS Employer Identification No.)

2800 Bridge Parkway, Suite 101, Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 610-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On November 29, 2007, Stephen E. Recht, Chief Financial Officer of Shutterfly, Inc. (“Company”) retired from the Company.  Mr. Recht will continue to provide transitioning services to the Company until mid-February 2008.

(c)	On November 27, 2007, the Board of Directors of the Company appointed Mark J. Rubash, age 50, as Chief Financial Officer of the Company, effective November 29, 2007.

Before joining the Company, Mr. Rubash served as Chief Financial Officer of Rearden Commerce, Inc., a private software development company, since August 2007.  Prior to that, he served as Senior Vice President, Finance of Yahoo! Inc. from February 2007 to August 2007.  Prior to joining Yahoo!, from February 2001 to July 2005 Mr. Rubash held various positions at eBay Inc. including Chief Accounting Officer, Vice President for Finance and Investor Relations and Vice President North America Finance.  Mr. Rubash currently serves as a director of Intuitive Surgical, Inc., a public company.

In connection with this appointment, the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) approved, and Mr. Rubash and the Company entered into, an Offer Letter of Employment dated November 27, 2007 (“Offer Letter”).  Pursuant to the Offer Letter, Mr. Rubash will receive annual base salary of $280,000 and will be eligible for a bonus of up to 30% of base salary under the Executive Bonus Plan to be approved by the Compensation Committee for 2008.  In addition, Mr. Rubash received a $37,500 hire-in bonus, repayable on a pro-rata basis if Mr. Rubash leaves the Company within 12 months of his employment start date.

The Offer Letter further provides that, if Mr. Rubash’s employment with the Company is involuntarily terminated without cause after the expiration of 90 days since the start of Mr. Rubash’s employment, Mr. Rubash will be entitled to a severance payment of six months base salary, payable over six months, if Mr. Rubash signs a release of claims in favor of the Company.

In addition, pursuant to the Offer Letter, if the Company is subject to a change in control and within six months after that (i) Mr. Rubash resigns because he is no longer the Chief Financial Officer of the Company or due to a material diminution of his role with the Company immediately before such change of control, (ii) Mr. Rubash resigns because or relocation of the Company’s corporate office or (iii) Mr. Rubash’s employment is terminated by the Company, or a successor entity, other than for cause, then Mr. Rubash will receive the severance payment described above and, if Mr. Rubash’s Company options are assumed by the successor entity, he will vest in an additional number of shares as would have vested in the twelve (12) months following the date of such termination, and the options shall remain exercisable for the applicable period specified in the stock option agreement. Receipt of these benefits is conditioned on execution by Mr. Rubash of a release of claims in favor of the Company.

Mr. Rubash will also be entitled to standard Company employee benefits.

In addition, the Compensation Committee also granted Mr. Rubash a stock option to purchase 270,000 shares of the Company’s Common Stock, at an exercise price of $28.49 per share. This option is not pursuant to a shareholder approved plan but is pursuant to a NASDAQ approved exception. The option is subject to terms, conditions and restrictions similar to those contained in the Company’s 2006 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUTTERFLY, INC.

By:	/s/ Jeffrey T. Housenbold Jeffrey T. Housenbold President and Chief Executive Officer

Date:  December 3, 2007